As filed with the Securities and Exchange Commission on September 23, 2005
Registration No. 333-__________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

CORONADO INDUSTRIES, INC.
(Exact name of Registrant as specified in its charter)

Nevada	22-3161629
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

16857 E. Saguaro Blvd., Fountain Hills, Arizona 85268
(Address of Principal Executive Offices)

2005-A Employee and Consultant Compensation Plan
(Full title of the plan)

Gary R. Smith
President
Coronado Industries, Inc.
16857 E. Saguaro Blvd., Fountain Hills, AZ 85268
(Name and address of agent for service)

(480) 837-6810
(Telephone number, including area code, of agent for service)

With copy to:

Michael K. Hair, P.C.
7407 E. Ironwood Court
Scottsdale, Arizona 85258
(480) 443-9657

Approximate Date of Commencement of Proposed Sale:   As soon as practicable after the Registration Statement becomes effective.

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $.001 par value	20,000,000	$0.022	$440,000	$51.79

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.

The Plans

This registration statement covers the 2005-A Employee and Consultant Compensation Plan (the “Plan”) and Coronado Industries, Inc. (the “Registrant”) will fund the Plan with up to 20,000,000 shares of its $.001 par value common stock (the “Stock”). The Plan is described in the letter from the Registrant to its employees and consultants. The Plan is not subject to the provisions of ERISA and the Plan has no administrators.

Description of Registrant’s Securities

The authorized capital stock of the Company consists of 400,000,000 shares of common stock (“Common Stock”), of which 223,792,221 shares were issued and outstanding on September 13, 2005 and 3,000,000 shares of $.001 par value Preferred Stock, of which no shares have been issued as of September 13, 2005. All presently outstanding shares are duly authorized, fully-paid and non-assessable.

Each share of the Common Stock is entitled to one vote on all matters to be voted on by the shareholders, such as the election of certain directors and other matters that directly impact the rights of the holders of such class. There is no cumulative voting in the election of directors. Holders of Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of any dissolution, winding up or liquidation of the Company, the shares of Common Stock will share ratably in all the funds available for distribution after payment of all debts and obligations. The holders of Common Stock are subject to any rights that may be fixed for holders of preferred stock as designated upon issuance.

Issuance of Shares

At the direction of the Registrant’s Board of Directors, the employees and consultants of the Registrant are eligible to participate in Registrant’s Plan. The employees and all consultants may participate in the Plan by electing to receive Registrant’s common stock for accrued and unpaid compensation at any time after September 1, 2005 on the basis of one share at a negotiated price not less than ninety percent (90%) of the lowest closing bid price in the week prior to their accrued compensation being due.

The Stock will not be purchased in the open market.

Resale Restrictions

Shares issued pursuant to the Plan to Registrant’s employees and consultants who are not affiliates of the Registrant are not restricted in resale or reoffer. Management employees who receive shares under the Plan will only be able to resell or reoffer their shares by means of a Reoffer Prospectus filed in a post-effective amendment to this Registration Statement and will be bound by the volume limitation of Rule 144.

ITEM 2.

The Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004 and all reports filed with the Securities and Exchange Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 subsequent to December 31, 2004 are incorporated by reference into this Prospectus. Copies of these documents are available to any eligible employee and consultant, without charge, upon written or oral request made to the Registrant at 16857 E. Saguaro Blvd., Fountain Hills, Arizona 85268, telephone number (480) 837-6810.

PART I

INFORMATION REQUIRED IN THE REOFFER PROSPECTUS

ITEM 1.   Not applicable.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

The following documents are hereby incorporated by reference into this Registration Statement: (a) the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004; and (b) all reports filed with the Securities and Exchange Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 subsequent to December 31, 2004.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

ITEM 4.   DESCRIPTION OF SECURITIES.   Not applicable.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.   Not applicable.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Article V of the Company’s Articles of Incorporation eliminates the personal liability of directors of the Company for violation of their fiduciary duty of care.

Section 78.751 of the Nevada General Corporation Law, as amended, applies to the Company and provides for the indemnification of officers and directors in specified instances. It permits a corporation, pursuant to a bylaw provision or in an indemnity contract, to pay an officer’s or director’s litigation expenses in advance of a proceeding’s final disposition, and provides that rights arising under an indemnity agreement or bylaw provision may continue as to a person who has ceased to be a director or officer.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.   Not applicable.

ITEM 8.   EXHIBITS.

Exhibit Index located at Page 8.

ITEM 9.   UNDERTAKINGS.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a) (3)of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement provided, however, that paragraphs (i) and (ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fountain Hills, and the State of Arizona, on September 15, 2005.

CORONADO INDUSTRIES, INC.

By:	/s/ Gary R. Smith

Gary R. Smith, President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Capacity In Which Executed	Date

/s/ Gary R. Smith Gary R. Smith	President, Treasurer (Principal Financial and Accounting Officer; Director	September 15, 2005

/s/ G. Richard Smith G. Richard Smith	Chairman (Chief Executive Officer) and Secretary; Director	September 15, 2005

John T. LiVecchi	Director

/s/ Mark Smith Mark Smith	Director	September 15, 2005

EXHIBIT INDEX

Exhibit Number	Description	Method of Filing

4.1	Letter to Employees re: Employees and Consultants	*

5	Opinion rendered by Michael K. Hair, P.C., counsel for the Registrant (including consent)	*

23.1	Consent of Accountants	*

23.2	Consent of Counsel	See Exhibit 5

_________

*   Filed herewith.